UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 3, 2016

MEDICAL PROPERTIES TRUST, INC.

(Exact Name of Registrant as Specified in Charter)

Maryland	001-32559	20-0191742
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1000 Urban Center Drive, Suite 501 Birmingham, AL	35242
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (205) 969-3755

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On April 3, 2016, Mr. L. Glenn Orr, Jr., age 75, retired as a member of the board of directors (the “Board”) of Medical Properties Trust, Inc. (the “Company”), and the number of directors on the Board decreased to seven members. Mr. Orr had been a member of the Board and its various committees since February 2005, and the Company expresses its appreciation and thanks to Mr. Orr for his 11 years of service and for his many contributions. Mr. Orr had been serving on two standing committees of the Board, the Compensation Committee and the Investments Committee, and the Board has determined to fill Mr. Orr’s prior position on the Compensation Committee with director D. Paul Sparks, age 53, and not to replace Mr. Orr on the Investments Committee. In order to have continued access following Mr. Orr’s retirement to his knowledge and expertise regarding the Company and its businesses, customers and the communities it serves, the Company and Mr. Orr have entered into a consulting agreement pursuant to which Mr. Orr has agreed to provide consulting services to the Board and to the Company’s Chief Executive Officer for at least three years following his retirement for an aggregate fee of $630,000.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunder duly authorized.

MEDICAL PROPERTIES TRUST, INC.

By:	/s/ R. Steven Hamner
Name:	R. Steven Hamner
Title:	Executive Vice President and Chief Financial Officer

Date: April 6, 2016